UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2010

VERAZ NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

926 Rock Avenue, Suite 20 San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 19, 2010, Veraz Networks, Inc. (the “Company”) received written notification from The Nasdaq Stock Market (“Nasdaq”) that the Company has regained compliance with Nasdaq Marketplace Rule 5450(a)(1) (the “Rule”), which requires that the Company maintain a minimum bid price of $1.00 per share for continued inclusion on The Nasdaq Global Market. The closing bid price of the Company’s common stock was at or above $1.00 per share for the 10 business days ending on April 16, 2010. As a result, the Company’s securities are no longer subject to Nasdaq delisting proceedings.

On September 15, 2009, the Company received a staff deficiency letter from Nasdag indicating that the bid price of the Company’s common stock had closed at less than $1.00 per share over the previous 30 consecutive business and, as a result, did not comply with the Rule. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until March 15, 2010, to regain compliance. On March 16, 2010, the Company received a staff determination letter from Nasdaq indicating that it had failed to regain compliance with the Rule, and, as a result, the Company’s securities would be delisted from Nasdaq. The Company filed a request for a hearing with the Nasdaq Listing Qualifications Panel to appeal the staff’s determination; however, the Company was removed from the hearing process after it regained compliance with the Rule.

A copy of the Company’s press release announcing receipt of the foregoing notification is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release entitled “Veraz Networks, Inc. Regains Compliance with Nasdaq Minimum Bid Price Rule,” dated April 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERAZ NETWORKS, INC.
Dated: April 21, 2010
	By:	/s/ ERIC C. SCHLEZINGER
Eric C. Schlezinger
Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 99.1	Press Release entitled “Veraz Networks, Inc. Regains Compliance with Nasdaq Minimum Bid Price Rule,” dated April 20, 2010.